EXHIBIT 16.1

[SEMPLE, MARCHAL & COOPER, LLP LETTERHEAD]

April 23, 2007

Securities and Exhcange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the statements made by Continental Fuels, Inc. (Formerly Coronado Industries, Inc.), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K/A.  We agree with the statements concerning our Firm in such 8-K/A.

Sincerely,

/s/ Semple, Marchal & Cooper, LLP

Semple, Marchal & Cooper, LLP